Contact:
Sara Buda
Lionbridge Technologies
(781) 434-6190
sara_buda@lionbridge.com

LIONBRIDGE EXCEEDS COST SYNERGY GOALS FOR INTEGRATION OF BGS; ENJOYS POSITIVE CUSTOMER RESPONSE

Logoport Technology Deployment and $15-20 Million Cost Reduction Tracking Ahead of Plan

WALTHAM, Mass. – January 10, 2006 - Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced that it has surpassed its initial cost synergy and employee retention goals for the integration of its acquisition of Bowne Global Solutions (BGS). The Company has taken action on more than $15 million of cost reduction initiatives to date, and has identified additional synergies for 2006. In addition, Lionbridge continues to receive positive responses from clients as the Company combines operations of the two leading globalization companies, scales its offshore development capabilities and deploys Logoport™, its advanced, web-based translation memory technology.

Lionbridge has trained 1000 former BGS employees and approximately 1500 independent translators on Logoport to date. Building on the successful deployment of Logoport throughout the core Lionbridge organization, the Company is integrating its language management technology with BGS portal technology to create one seamless client support platform.

With the added scale of BGS and the innovation of Logoport, Lionbridge now has the most advanced language technology platform in the industry, approximately 500 significant clients worldwide and 4000 employees in 25 countries including approximately 1500 employees in India and China.

“Clients large and small are benefiting from our global scale, advanced language technology and offshore platforms for growth,” said Rory Cowan, CEO, Lionbridge. “It is clear that we have the best global delivery teams in the industry. We are building upon our strengths by broadening our service offerings, integrating our technologies and expanding our global capabilities. 2006 will be an exciting time for Lionbridge and our valued clients as we continue on our successful track record of innovation and growth.”

In addition to growing its globalization business, Lionbridge is expanding its global development and testing operations with new management team members and enhanced recruitment and training initiatives. By building on its successful global development and testing operations, Lionbridge is uniquely qualified to offer a broad set of outsourcing solutions across its clients’ entire lifecycle of applications and content, from development through globalization, testing and maintenance.

In a recent research note, Globalization industry analyst firm Common Sense Advisory stated “Lionbridge is creating the image and scale that global customers want to see. In addition to its broad high-value services, Lionbridge is leveraging its technology infrastructure and offshore back-office operations to handle greater volumes and increase service levels.”

Lionbridge also announced that it will be presenting at the CJS Securities 6th annual “New Ideas for the New Year” conference in New York on Thursday, January 12th. The slides presented at the conference will be available on the investor section of the Company’s website at www.lionbridge.com.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a leading provider of globalization and testing services. Lionbridge combines global onshore, near shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 50 solution centers in 25 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

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Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance of Lionbridge and its integration of Bowne Global Solutions, Lionbridge’s ability to achieve the expected synergies as a result of the acquisition as well as the strengthening of Lionbridge’s position in the globalization outsourcing market as a result of the acquisition. Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the loss of a major client or customer; the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; Lionbridge’s inability to successfully integrate Bowne Global Solutions and its employees into Lionbridge and achieve expected synergies; Lionbridge’s ability to attract and retain employees; Lionbridge’s ability to accurately forecast the acquisition related restructuring costs and allocation of the purchase price, goodwill and other acquisition related intangibles and other asset adjustments, costs associated with and consequential to the acquisition and integration of BGS and benefits realized from the acquisition; as the impact of equity based compensation expense associated with FAS 123R; the impact of foreign currency fluctuations on its operating results and profitability; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; costs associated with restructuring of certain European operations; risks associated with management of growth; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2005.